Exhibit 10.1

June 7, 2015

Ran Frenkel

Dear Ran:

I am pleased to offer you the position of Chief Development Operations Officer with Karyopharm Therapeutics Inc. (the “Company”), commencing as soon as practicable following the issuance of a visa allowing you to work full-time in the United States, in which you will report directly to the President & Chief Scientific Officer. This is an important position in the Company and I know it will be a challenging and exciting one. Upon commencement of your employment, you will receive an annual salary of $327,500, which will be paid in accordance with the Company’s normal payroll procedures. You will also be eligible for a target annual bonus of up to 40%, based on corporate and individual performance.

Effective upon the commencement of your employment with the Company, your managing director agreement with Karyopharm Europe GmbH (the “Subsidiary”) will terminate immediately, notwithstanding any notice provisions provided therein as your signature hereto constitutes your acknowledgment of notice regarding the prospective termination of your employment with the Subsidiary. You will remain a managing director of the Subsidiary but will not be compensated for your service in that capacity.

You are eligible for annual option grants in the Company’s sole discretion.

Severance Compensation. If the Company (which, for the purposes of this paragraph, includes any successor entity) terminates your employment without Cause, or you resign for Good Reason, the Company will continue to pay you your base compensation at its then-current rate, beginning on the Payment Commencement Date and in accordance with the Company’s then-current regular payroll procedures for employees, for at least six (6) months (subject to upward adjustment in the event that standardized severance terms are authorized for all employees of your level and such terms exceed the severance amount provided herein) following the date of such termination, provided that you execute a release of any and all claims that you may have against the Company arising from your employment with the Company, reasonably satisfactory to the Company in form and substance. Notwithstanding the foregoing, if your employment is terminated without Cause, or you resign for Good Reason, within one year following the consummation of a Change in Control, then the Company (or its successor entity) will continue to pay you your base compensation at its then-current rate, beginning on the Payment Commencement Date and in accordance with the Company’s (or successor’s) then-current regular payroll procedures for employees, for at least twelve (12) months following the date of such termination, provided that you execute a release of any and all claims that you may have against the Company (or its successor) arising from your employment with the Company and/or its successor, reasonably satisfactory to the Company or its successor in form and substance. In each case, the release must be executed and any revocation period with respect to such release must expire no later than 60 days following your termination of employment (such 60th day, the “Payment Commencement Date”). Notwithstanding the foregoing, if the 60th day following your termination of employment occurs in the calendar year following the year of your termination, then no severance payments shall commence until at least January 1 of such subsequent calendar year if required by Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

For purposes of this Offer Letter, “Change in Control” shall mean the sale of all or substantially all of the outstanding shares of capital stock, assets or business of the Company, by merger, consolidation, sale of assets or otherwise (other than a transaction in which all or substantially all of the individuals and entities who were beneficial owners of the capital stock of the Company immediately prior to such transaction beneficially own, directly or indirectly, more than 50% of the outstanding securities (on an as-converted to Common Stock basis) entitled to vote generally in the election of directors of the (i) resulting, surviving or acquiring corporation in such transaction in the case of a merger, consolidation or sale of outstanding shares, or (ii) acquiring corporation in the case of a sale of assets.

“Cause” shall mean (i) an act or acts of material willful misconduct by you in violation of law or government regulation in the course of your employment by the Company, (ii) your conviction by a court of competent jurisdiction of theft or misappropriation by you of assets of the Company, (iii) your conviction by a court of competent jurisdiction of fraud committed by you or at your direction, (iv) your conviction by a court of competent jurisdiction of, or pleading “guilty” or “no contest” to, (x) a felony or (y) any other criminal charge that has, or could be reasonably expected to have, a material adverse impact on the Company or the performance of your duties, (v) willful, repeated and material failure to perform, or gross negligence in the performance of, the duties which are reasonably assigned to you by the Company, (vi) material breach of any agreement to which you and the Company are party and/or (vii) failure to fully participate in a Company investigation as may be reasonably requested by the Company; provided, however, that you shall have a period of thirty (30) days to cure (if curable) any act constituting Cause under clauses (v) or (vii) of this paragraph, following the Company’s delivery to you of written notice, setting forth in reasonable detail the facts and circumstances claimed to provide a basis for the termination for Cause.

“Good Reason” shall mean (i) the assignment to you of any duties inconsistent in any adverse, material respect with your position, authority, duties or responsibilities as then constituted, or any other action by the Company which results in a material diminution in such position, authority, duties or responsibilities, (ii) a material reduction in your base compensation except to the extent that any such benefit is replaced with a comparable benefit, or a reduction in scope or value thereof, other than as a result of across-the board reductions or terminations affecting employees of the Company generally, or (iii) a requirement that you, without your prior consent, regularly report to work at a location that is thirty (30) miles or more away from your then current place of work; provided , however , that the conditions described immediately above in clauses (i) through (iii) shall not give rise to a termination for Good Reason, unless you have notified the Company in writing within thirty (30) days of the first occurrence of the facts and circumstances claimed to provide a basis for the termination for Good Reason, the Company has failed to correct the condition within thirty (30) days after the Company’s receipt of such written notice, and you actually terminate employment with the Company within sixty (60) days of the first occurrence of the condition. For the avoidance of doubt, your required travel on the Company’s business shall not be deemed a relocation of your principal office under clause (iii), above.

Withholding. The Company shall withhold from any compensation or benefits payable under this letter agreement any federal, state and local income, employment or other similar taxes as may be required to be withheld pursuant to any applicable law or regulation.

Section 409A. It is intended that this letter agreement comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, and the Treasury Regulations and IRS guidance thereunder (collectively referred to as “Section 409A”), and notwithstanding anything to the contrary herein, it shall be administered, interpreted, and construed in a manner consistent with Section 409A. To the extent that any reimbursement, fringe benefit, or other, similar plan or arrangement in which you participate provides for a “deferral of compensation” within the meaning of Section 409A, (a) the amount of expenses eligible for reimbursement provided to you during any calendar year shall not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to you in any other calendar year, (b) the reimbursements for expenses for which you are entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred, (c) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit, and (d) the reimbursements shall be made pursuant to objectively determinable and nondiscretionary Company policies and procedures regarding such reimbursement of expenses. If and to the extent required to comply with Section 409A, no payment or benefit required to be paid under this letter agreement on account of termination of your employment shall be made unless and until you incur a “separation from service” within the meaning of Section 409A. In the case of any amounts payable to you under this letter agreement that may be treated as payable in the form of “a series of installment payments”, as defined in Treasury Regulation Section 1.409A-2(b)(2)(iii), your right to receive such payments shall be treated as a right to receive a series of separate payments for purposes of such Treasury Regulation. If any paragraph of this letter agreement provides for payment within a time period, the determination of when such payment shall be made within such time period shall be solely in the discretion of the Company. If and to the extent any portion of any payment, compensation or other benefit provided to you in connection with your employment termination is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code, and you are a specified employee as defined in Section 409A(a)(2)(B)(i) of the Code, as determined by the Company in accordance with its procedures, by which determination you hereby agree that you are bound, such portion of the payment, compensation or other benefit shall not be paid before the earlier of (i) the expiration of the six month period measured from the date of your “separation from service” (as determined under Section 409A of the Code) or (ii) the tenth day following the date of your death following such separation from service (the “New Payment Date”). The aggregate of any payments that otherwise would have been paid to you during the period between the date of separation from service and the New Payment Date shall be paid to you in a lump sum in the first payroll period beginning after such New Payment Date, and any remaining payments will be paid on their original schedule.

As an employee, you will also be eligible to receive certain employee benefits provided by the Company. You will accrue 4 weeks of paid time off each year (pro-rated in your first year), and receive paid holidays in accordance with the Company’s holiday schedule. All Company benefit plans will be subject to the plan terms and applicable Company policies. The

Company reserves the right to modify or terminate its benefit plans from time to time in its sole discretion.

The Company is excited about your joining and looks forward to a beneficial and productive relationship. Nevertheless, you should be aware that your employment with the Company constitutes at-will employment, and you are free to resign at any time, and for any or no reason. We request that, in the event of resignation, you give the Company at least two weeks notice. Similarly, the Company is free to terminate its employment relationship with you at any time, with or without cause.

The Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees. Your job offer, therefore, is contingent upon a satisfactory clearance of such a background investigation and/or reference check, if any. You will be required to sign all necessary consent forms authorizing the Company or its designee to perform these background inquiries.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you will be terminated.

As a condition of your employment, you are also required to sign and comply with an Employee Confidentiality, Non-Competition and Proprietary Information Agreement, which requires, among other obligations, the assignment of all intellectual property rights to any invention made during your employment at the Company, the non-disclosure of Company proprietary information, and a covenant that you refrain from competition against the Company for a period of time following the termination of your employment.

To accept the Company’s offer, please sign and date this letter in the space provided below. By signing this letter, you are representing that you have full authority to accept this position and perform the duties of the position without conflict with any other legal or contractual obligations, and that you are not involved in any situation that might create, or appear to create, a conflict of interest with respect to your loyalty to or duties for the Company. You additionally represent and warrant that you have not taken or shared with the Company any confidential or proprietary information belonging to any former employer or other third party, and that you will at no time during the course of your employment with the Company use or disclose any such confidential or proprietary information of another party without that party’s express consent.

This letter, together with the other documents and agreements referenced herein, sets forth all of the terms of your employment with the Company, and supersedes any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral. This letter may not be modified or amended except by a written agreement signed by the Company and you. This offer of employment will terminate if it is not accepted, signed and returned by close of business on June 12, 2015.

We look forward to your favorable reply and to working with you at Karyopharm.

Sincerely,

/s/ Christopher B. Primiano
Christopher B. Primiano
VP, Corporate Development & General Counsel

Agreed to and accepted:

Signature:	/s/ Ran Frenkel

Printed Name:	Ran Frenkel

Date:	June 7, 2015

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